RESOURCE AMERICA, INC.
                   1989 KEY EMPLOYEE STOCK OPTION PLAN
                   -----------------------------------

     This is the 1989 Key Employee Stock Option Plan of Resource America, Inc., effective as of October 31, 1989.

     Section 1. Definitions. As used in the Plan the following terms shall have the following assigned meanings.

     (a) Board of Directors. Board of Directors shall mean the Board of Directors of the Company.

     (b) Code. Code shall mean the Internal Revenue Code of 1986, as amended.

     (c) Company. Company shall mean Resource America, Inc., its successors and assigns and any corporation which (i) substitutes a new Option or Stock Appreciation Right for an old option or Stock Appreciation Right granted under the Plan (ii) assumes an Option or Stock Appreciation Right under the Plan or (iii) becomes a parent or subsidiary of the Company by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation within the meaning of 5425(a) of the Code.

     (d) Committee. Committee shall mean that subcommittee of the Board of Directors known as the Compensation Committee which is duly authorized by the Board of Directors to administer the Plan.

     (e) Disability. Disability shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code.

     (f) Eligible Employee. Eligible Employee shall mean a common law employee of the Company whose initiative and effort has contributed or may in the future contribute to the Company's success.

     (g) Fair market value. Fair market value shall mean the arithmetic mean of the closing bid and ask sale prices for the Shares reported by the NASDAQ on a given day or if there is no sale on such day, then the arithmetic mean of such closing bid and ask sale prices on the last previous date on which a sale is reported.

     (h) Incentive Stock Option. Incentive Stock Option shall mean an Option granted under the Plan which qualifies under 5422A of the Code.

     (i) Nonqualified Stock option. Nonqualified Stock Option shall mean any option granted under the Plan which does not qualify as an Incentive Stock option and which is specifically designated at the time it is granted as an option which is not an Incentive Stock Option.

     (j) Option. Option shall mean either an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

     (k) Option Agreement. Option Agreement shall mean any definitive written agreement between the Company and an Eligible Employee which complies with the Plan and which pertains to the grant of an option and/or Stock Appreciation Right to an Eligible Employee under the Plan.

     (l) Option Price. Option Price shall mean the purchase price which an Optionee must pay to the Company to acquire Shares on the exercise of an Option.

     (m) Optionee. Optionee shall mean an Eligible Employee to whom an Option or Stock Appreciation Right is granted under the Plan.

     (n) Plan. Plan shall mean the 1989 Key Employee Stock Option Plan of the Company.

     (o) Securities Acts. Securities Acts shall mean the Securities and Exchange Act of 1933, as amended, and all applicable federal and state securities law, or any successors thereto.

     (p) Shares. Shares shall mean shares of the Company's common stock, $0.01 par value, and (i) any stock or securities of the Company into which such common stock is converted, (ii) any stock or securities of the Company which are distributed with respect to such common stock and (iii) the stock and securities of any other corporation into which such common stock is converted as a result of the Company's engaging in any transaction described in Section 425(a) of the Code.

     (q) Stock Appreciation Right. Stock Appreciation Right shall mean a right granted to an Optionee which upon the surrender of an Option, entitles the Optionee to receive payment from the Company in an amount equal to the excess of the aggregate Fair Market Value of Shares subject to such option, determined at the time of such surrender, over the aggregate Option Price applicable to such Shares.

     Section 2. Purpose of the Plan. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means through which Eligible Employees may be given an opportunity to benefit from both the purchase Shares under options and the exercise of Stock Appreciation Rights so that the Company may retain and attract personnel upon whose judgment, initiative and efforts the successful conduct of the Company and its business largely depends.

     Section 3. Shares Subject to the Plan. Subject to the adjustments provided for in Subsection 7(g), the aggregate number of Shares for which Options or Stock Appreciation Rights may be granted under the Plan shall be 700,000; PROVIDED, HOWEVER, that whatever number of Shares shall remain reserved for issuance under the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or change in capitalization. Any Shares which are subject to the Plan shall be made available from the authorized but unissued or reacquired Shares of the Company. Any Shares for which an Option is granted hereunder that are released from any option for any reason, other than the exercise of a Stock Appreciation Right granted under the Plan, shall become available for other options granted under the Plan.

     Section 4. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board of Directors, none of whom shall be eligible to receive Options or Stock Appreciation Rights under the Plan. The Board of Directors, acting as a body, may from time to time remove members from, or add members to the Committee. The Committee shall elect one of its members as Chairman, and shall hold meetings at such times and in such places as it shall deem advisable. All actions of the Committee shall be taken by a majority vote of all of its members present at any properly convened meeting of the Committee. Any action of the Committee may be taken by written instrument signed by a majority of all of its members and any actions so taken shall be fully effective as if they had been taken by a majority vote of the members of the Committee at a duly convened meeting. The Committee may appoint a secretary to take minutes of its meetings and the Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     Subject to the provisions of the Plan, the Committee shall at its discretion:

     (a) Determine who among the Eligible Employees shall be granted options and Stock Appreciation Rights and the number of Shares to be subject to such Option or Stock Appreciation Right;

     (b)  Determine the time or times at which options and Stock
Appreciation Rights shall be granted;

     (c) Determine the option Price of the Shares subject to each option or Stock Appreciation Right;

     (d)  Determine the time or times when each Option or Stock
Appreciation Right shall become exercisable and the term of such Option or Stock Appreciation Right;

     (e) Grant cash bonuses which are conditioned upon an Optionee's exercise of options granted under this Plan;

     (f) Authorize payment of the Option Price in cash, Shares or a combination of cash and Shares; and

     (g) Interpret the provisions of the Plan or any Option or Stock Appreciation Right granted under the Plan, including all attendant option Agreements, and any such interpretation shall be final, conclusive and binding upon the Company and all optionees.

     Section 5. Granting of Options. The Committee may from time to time designate who among the Eligible Employees are to be granted options to purchase Shares under the Plan, the number of Shares which shall be subject to each Option and the type of option. The Committee shall direct an appropriate officer of the Company to execute and deliver option Agreements to such Eligible Employees reflecting the grant of Options.

     Section 6. Grant of Stock Appreciation Rights. The Committee may from time to time designate who among the Eligible Employees are to be granted Stock Appreciation Rights under the Plan, the number of Shares to which such Stock Appreciation Rights shall be subject and the terms and conditions affecting such Stock Appreciation Right. The Committee shall direct an appropriate officer of the Company to execute and deliver Option Agreements to such Eligible Employees reflecting the grant of the Stock Appreciation Rights. The Committee may determine the form of the payment (i.e. Shares, cash or a combination of Shares and cash) to be received by such Eligible Employee upon the exercise of a Stock Appreciation Right. Shares which are the subject of any Option that is surrendered in connection with the exercise of a Stock Appreciation Right.shall not be available for the grant of future options under the'Plan.

     Section 7. Terms and Conditions Common to All Option Agreements. Each Option Agreement shall be evidenced by a written agreement executed by the Optionee and the Company in such form as the Committee shall from time to time approve. The Option Agreement shall contain such terms and conditions as the Committee shall deem appropriate, subject to the following:

     (a) Optionee's Employment. The Option Agreement may provide that the Optionee agrees to remain an employee of, and render services to the Company for a specified period of time as condition to his exercise of his option or Stock Appreciation Right. The option Agreement shall not impose any obligation on the Company to retain the optionee as an employee for any period or adversely effect the Optionee's "employment at will" status with the Company.

     (b) Number of Shares. The option Agreement shall, subject to Subsection 7(g), set forth the number of Shares which are subject to Options and/or Stock Appreciation Rights granted to the Optionee under the Plan.

     (c) No Obligation to Exercise. The option Agreement shall not obligate the Optionee to exercise any Option or Stock Appreciation Right.

     (d) Term of Options and Stock Appreciation Rights. The Option Agreement shall establish the period during which each option and Stock Appreciation Right is exercisable; PROVIDED, HOWEVER, no Option Agreement shall provide for the exercise of any option or Stock Appreciation Right after the expiration of the ten (10) year period immediately following the date upon which such option or Stock Appreciation Right is granted.

     (e) Exercise of options and Stock Appreciation Rights. The option Agreement shall provide for (and may limit or restrict) the date or dates upon which any option or Stock Appreciation Right granted under the Plan may be exercised. The option Agreement may provide for the exercise of Options and Stock Appreciation Rights in installments and upon such terms and conditions as the Committee may determined. The option Agreement shall also provide that during a period of not less than twelve (12) months immediately following the date upon which an optionee receives a "hardship withdrawal" from a retirement plan qualifying under Section 401(k) of the Code, that all rights of the Optionee to exercise Options granted under the Plan shall be suspended.

     (f) Transferability of options and Stock Appreciation Rights. The option Agreement shall provide that during the lifetime of an optionee, the Options and Stock Appreciation Rights granted to him under the Plan shall be exercisable only by him and shall not be assignable or transferable by him; PROVIDED, HOWEVER, that the Option Agreement may provide for transferability or assignability of options and Stock Appreciation Rights by will or under the applicable laws of dissent and distribution.

     (g) Adjustments. The option Agreement may contain such provisions as Committee considers appropriate to adjust the number of Shares subject to options and Stock Appreciation Rights in the event of a stock dividend, stock split, reorganization, recapitalization, combination of shares, merger, consolidation or any other change in the corporate structure or Shares of the Company or any other similar transaction to which the Company is a party. If such adjustment is made, the number of Shares subject to the provisions of the Plan thereupon shall be adjusted correspondingly. In the event that an adjustment to the number of Shares subject to options or Stock Appreciation Rights has been made pursuant to the preceding two sentences, the Committee shall make appropriate adjustments to the option Price (per share) so that the Optionee's economic benefit from the exercise of the remaining options or Stock Appreciation Rights shall be neither better nor worse than would have existed prior to such adjustments. The foregoing adjustments shall be made by the Committee as its members may determine, which determination shall be final, binding and conclusive on the Company and the optionees. The grant of an option or Stock Appreciation Right under the Plan shall not affect the right or power of the Company to make adjustments, classifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     Section 8. Terms and Conditions Common to options. An Option Agreement which evidences the grant of an option shall contain such terms and conditions as the Committee shall deem -appropriate, subject to
Section 7 and the following:

     (a) Payment of option Price. The option Agreement shall provide that the Option Price shall be payable in full upon the exercise of an Option and must be paid in cash, by check or by the surrender of Shares (if approved by the Committee); PROVIDED, HOWEVER, that Shares may not be surrendered in payment of the option Price if such surrender of Shares will adversely effect the continued qualification of any Incentive Stock Option (whether or not granted under the Plan). No stock certificate representing Shares shall be issued until full payment therefore has been received by the Company.

     (b) Death or Disability of optionee. The option Agreement shall provide that if an Optionee should die or suffer a Disability while an employee of the Company or within a period of three (3) months immediately following the termination of his employment with the Company, his option privileges shall cease; PROVIDED, HOWEVER, that the Option Agreement may provide that the option privileges which were immediately exercisable by the optionee at the time of his death or Disability may be exercised by him or either his personal representative or designated beneficiary, as the case may be, during a period not exceeding (1) year following the date upon which the earlier of his Disability or death occurred, but in no event after the total term of the option as set forth in the Option Agreement.

     (c) Registration. The option Agreement may provide for the issuance of Shares which are registered under the Securities Acts. The Plan shall not obligate the Company to issue Shares which are registered under the Securities Acts. The option Agreement may provide that if the Shares are issued upon the exercise of an Option, and such Shares are not registered under the Securities Acts, that the Company may grant to the Optionee certain rights to cause such Shares to be so registered and to require the Optionee to deliver to the Company sufficient representations and investment letters as may be reasonably required by the Company in order to assure that the Company's issuance of Shares to such Optionee is either exempt from registration under the Securities Acts or does not constitute a violation of the Securities Acts which determination shall be made by counsel selected by the Committee.

     Section 9. Terms and Conditions of Incentive Stock Options. Each Option Agreement which evidences the grant of an Incentive Stock Option shall contain such terms and conditions as the Committee shall deem appropriate, subject to Sections 7 and 8, and the following:

     (a) Option Price. The Option Agreement shall, subject to Subsection 7(g), set forth the Option Price (per share) as determined by the Committee, which Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted; PROVIDED, HOWEVER, any Incentive Stock Option that is granted to Eligible Employee who, at the time such Incentive Stock Option is granted, is deemed for the purposes of Section 422A of the Code to own Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary of the Company, shall be granted at an option Price of at least one hundred ten percent (110%) of the Fair Market value of such Shares.

     (b) Term of Incentive Stock Options Granted to Ten Percent Shareholders. If an Incentive Stock Option is granted to an Eligible Employee who, at the time such Incentive Stock option is granted, is deemed for the purposes of Section 422A of the Code to own Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary of the Company, then the term of such Incentive Stock Option shall be limited to five (5) years.

     (c) Other Termination of Employment. The Option Agreement may provide that if an Optionee shall cease to be employed by the Company for any reason other than his death or Disability his option privileges shall cease; provided, however, that the Option Agreement may provide that the option privileges which were immediately exercisable by the Optionee on the date of his termination of employment with the Company may be exercised by him during a period not exceeding three (3) months following the date of such termination, but in no event after the total term of the Incentive Stock option as set forth in the Option Agreement.

     (d) Notice of Disqualifying Disposition. The option Agreement may provide that if an Optionee shall sell or otherwise dispose of Shares which were acquired by him through the exercise of an Incentive Stock Option and such disposition occurs within two years of the date upon which the Incentive Stock Option was granted or within one year following the date the Shares were transferred to him upon the exercise of such Incentive Stock Option, such Optionee shall give written notice to the Company which notice shall contain each of the following items:

          (i)  The number of Shares sold or otherwise disposed,

          (ii) The date or dates of such sale or disposition,

          (iii)The selling price for each Share sold or disposed, and

          (iv) The Option Price applicable to each Share sold or disposed.


     The written notice required by this Subsection 9(d) must be received by the Company within fifteen (15) days of any disqualifying disposition.

     (e) $100,000 Per Year Limitation. The Option Agreement shall provide that aggregate Fair Market Value of Shares (determined as of the date such Incentive Stock Options were granted) with respect to which Incentive Stock Option are exercisable for the first time by any Optionee during any calendar year (under the Plan and all other incentive stock option plans sponsored by the Company) shall not exceed $100,000.

     Section 10.  Terms and Conditions of Nonqualified Stock Options.
Each Option Agreement which evidences the grant of a Nonqualified Stock Option shall contain such terms and conditions as the Committee shall deem appropriate, subject to Sections 7 and 8, and the following:

     (a)  Designation as a Nonqualified Stock option.  The option
Agreement shall provide, that under no circumstances shall the Nonqualified Stock Option be deemed to qualify as an Incentive Stock option.

     (b) No Interference with Incentive Stock Options. The Option Agreement shall contain no provisions which adversely effects the qualification of any Option which is intended to be an Incentive Stock Option under Section 422A of the Code.

     (c) Withholding. The Option Agreement shall provide that there shall be deducted from each distribution of Shares receivable by Optionee on the exercise of a NonQualified Stock Option, the amount of withholding or other taxes required to be withheld by any governmental authority. Such withholding may be accomplished by either (i) the Optionee's deposit of cash with the Company in an amount equal to the required withholding amount (the "Deposit Method") or (ii) the Optionee's surrender in the exercise of a Stock Appreciation Right, options covering a sufficient number of Shares so that the distribution of cash upon the exercise of such Stock Appreciation Right will provide the Company with the required withholding amount (the "SAR Method"). The selection between the Deposit method and the SAR Method shall be made by the optionee and such selection shall be contained in the Optionee's timely notice of exercise of his Nonqualified Stock option. If the optionee fails to properly select between the two withholding alternatives, the SAR Method shall be used.

     (g) Option Price. The option agreement shall, subject to Subsection 7(g), set forth the Option Price (per share) as determined by the Committee.

     (d) Other Termination of Employment. The Option Agreement may provide that if an Optionee shall cease to be employed by the Company for any reason other than his death or Disability, his option privileges shall cease; provided, however, that the Option Agreement may provide that the option privileges which were immediately exercisable by the optionee on the date of his termination of employment with the Company may be exercised by him during a period not exceeding one (1) year following the date of such termination, but in no event after the total term of the Option is set forth in the option Agreement.

     Section 11. Terms and Conditions of Stock Appreciation Rights. Each Option Agreement which evidences the grant of Stock Appreciation Rights shall contain such terms and conditions as the Committee shall deem appropriate, subject to Section 7 and the following:
     (a) No Interference with Incentive Stock Options. The Option Agreement pursuant to which Stock Appreciation Rights are granted shall contain no provision which adversely affects the qualification of any Option intended to be an Incentive Stock Option under 5422A of the Code. To that end, (i) any Stock Appreciation Right which is exercised in connection with the cancellation or surrender of an Incentive Stock Option may only be exercisable when the Fair Market Value of each Share which is the subject matter of the Incentive Stock option exceeds the Option Price,
(ii) the Stock Appreciation Right may be transferred only when the underlying Incentive Stock Option is otherwise transferable and (iii) the exercise of the Stock Appreciation Right must have the same economic and tax consequences to the Optionee as would arise as a result of the exercise of the Incentive Stock option followed immediately by a sale of the acquired Shares.

     (b) Withholding. The Option Agreement shall provide that there shall be deducted from any distribution resulting from the exercise of a Stock Appreciation Right that amount which equals the withholding or other taxes required to be withheld by any governmental authority.

     Section 12. Rights as a Shareholder. An Optionee or a transferee of an option shall have no rights as a shareholder of the Company with respect to any Shares which are subject to an Option until the issuance of the stock certificates representing such Shares.

     Section 13. Modification, Extension and Renewal of Options. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan or accept the surrender of outstanding Options and authorize the granting of new options in substitution therefor. Shares which are the subject matter of lapsed options, may be granted in options to other Eligible Employees at any time during the term of this Plan. Notwithstanding the foregoing, no modification of an option shall, without the consent of the optionee, alter or impair the rights or obligations of any Optionee with respect to any Option granted under the Plan.

     Section 14. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board of Directors, members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys fees, actually and necessarily incurred by them in connection with the defense of any action, suit or other proceeding through which any of them may be a party as a result of any action or failure to act under or in connection with the Plan, any Option Agreement or any Option granted thereunder, and against all amounts paid in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid in satisfaction of a judgment in any suc h action, suit or other proceeding; PROVIDED, HOWEVER, that no member of the Committee shall be indemnified for any such expenses or amounts relating to matters as to which it is determined in such action, suit or other proceeding that such member of the Committee is liable for gross negligence or wanton misconduct in the performance of his duties.

     Section 15. Amendment and Termination of the Plan. The Company by action of the Board of Directors, reserves the right to amend, modify or terminate this Plan at any time or by action of the Board of Directors, and with the consent of the effected Optionee, amend, modify or terminate any outstanding option Agreement, except that the Company may not, without further shareholder approval, increase the total number of Shares for which options may be granted under the Plan (except for increases attributable to adjustments authorized in the Plan), change the employees or class of employees who are Eligible Employees or materially increase the benefits accruing to Optionees under the Plan. Moreover, no action may be taken by the Company (without the consent of the effected optionee) which will impair the validity of any Option or Stock Appreciation Right then outstanding or which will prevent an Incentive Stock Option from continuing to qualify under Section 422A of the Code.

     Section 16. Effective Date of Plan. This Plan shall be effective upon its adoption by the Board of Directors. The Plan shall be submitted to the stockholders of the Company for approval within twelve (12) months after its adoption by the Board of Directors and, if the Plan shall not be approved by the shareholders within such twelve month period, the Plan shall be void and of no effect. Any Options or Stock Appreciation Rights granted under the Plan prior to the date of approval by the stockholders shall be void if such shareholders, approval is not timely obtained.

     Section 17. Expiration of Plan. Options may be granted under this Plan at any time on or prior to the date which is ten (10) years immediately following effective date of the Plan.

                              AMENDMENT NO. 1
                                  TO THE
                           RESOURCE AMERICA, INC.
                    1989 KEY EMPLOYEE STOCK OPTION PLAN


     The RESOURCE AMERICA, INC., 1989 KEY EMPLOYEE STOCK OPTION PLAN (the "Plan"), effective October 1, 1989, is hereby amended as follows:
     1. Section 1(p) of the Plan is amended to read in its entirety as follows:
          (p) Shares. Shares shall mean the shares of the Company's Class A common stock, $0.01 par value, and (i) any stock or securities of the Company into which such common stock is converted, (ii) any stock or securities of the company which are distributed with respect to such common stock and (iii) the stock and securities of any other corporation into which such common stock is converted as a result of the Company's engaging in any transaction described in Section 425(a) of the Code.

     2. Section 3 of the Plan is amended by increasing the number of shares for which Options or Stock Appreciation Rights may be granted under the Plan from 70,000 (as adjusted for the 10-to-1 reverse stock split) to 140,000.
     3. All references in the Plan to "Section 422A of the Code" shall be deemed to refer to "Section 422 of the Code."
     4. The effective date of Section 1 of this Amendment is October 16, 1995. The effective date of Section 2 of this Amendment shall be the later of the date the Amendment is approved by an affirmative vote of the majority of the shareholders of Resource America, Inc., or the date of adoption by the Board of Directors. The effective date of Section 3 of this Amendment shall be November 5, 1990.

     5. All other terms of the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed by its duly authorized officers on this 29th day of November, 1995.

                                   RESOURCE AMERICA, INC.


                                         By: /s/ Edward E. Cohen
                                             --------------------------------
                                                 President


                                         Attest: /s/ Michael L. Staines
                                             --------------------------------
                                                 Secretary